PROMISSORY NOTE

Principal $60,470.00	Loan Date 02-24-2009	Maturity 03-10-2014	Loan No.	Call/Coll 452	Account	Officer 086	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "* * *" has been omitted due to text length limitations.

Borrower:	AMERICAN CONSUMERS INC DBA SHOP RITE 55 HANNAH WAY ROSSVILLE, GA 30741	Lender:	GATEWAY BANK & TRUST Main 5102 Alabama Hwy Ringgold, GA 30736 (706) 965-5500

Principal Amount: $60,470.00	Date of Note: February 24, 2009

PROMISE TO PAY. AMERICAN CONSUMERS, INC. DBA SHOP RITE ("Borrower") promises to pay to GATEWAY BANK & TRUST ("Lender"), or order, in lawful money of the United States of America, the principal amount of Sixty Thousand Four Hundred Seventy & 00/100 Dollars ($60,470.00), together with interest on the unpaid principal balance from February 24, 2009, until paid in full.

PAYMENT.  Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in 60 payments of $1,174.39 each payment.  Borrower’s first payment is due April 10, 2009, and all subsequent payments are due on the same day of each month after that.  Borrower’s final payment will be due on March 10, 2014, and will be for all principal and all accrued interest not yet paid.  Payments include principal and interest.  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs; and then to any late charges. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate (the "Index").  The Index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower.  Lender will tell Borrower the current Index rate upon Borrower's request.  The interest rate change will not occur more often than each month.  Borrower understands that Lender may make loans based on other rates as well.  The Index currently is 3.250% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be calculated as  described in  the “INTEREST CALCULATION METHOD” paragraph  using  a rate of 0.500 percentage points over the Index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial annual rate of simple interest, based on a year of 360 days, of 6.000%.  NOTICE: Under no circumstances will the interest rate on this Note be less than 6.000% per annum or more than the maximum rate allowed by applicable law.  Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s  payments at the same amount and increase Borrower’s final payment.

INTEREST CALCULTION METHOD.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.

PREPAYMENT; MINIMUM INTEREST CHARGE.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.  In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $ 10.00.  Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments.  Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: GATEWAY BANK & TRUST, Main, 5102 Alabama Hwy, Ringgold, GA 30736.

LATE CHARGE.  If a payment is 10 days or more late, Borrower will be charged 10.000% of the unpaid portion of the regularly scheduled payment or $10.00, whichever is greater, regardless of any partial payments Lender has received.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, the total sum due under this Note will continue to accrue interest at the interest rate under this Note.  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT.  Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender's costs of collection, including court costs and fifteen percent (15%) of the principal plus accrued interest as attorneys' fees, if any sums owing under this Note are collected by or through an attorney at law, whether or not there is a lawsuit, and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Georgia without regard to its conflicts of law provisions.  This Note has been accepted by Lender in the State of Georgia.

PROMISSORY NOTE (Continued)

DISHONORED ITEM FEE.  Borrower will pay a fee to Lender of $ 15.00 or five percent (5%) of the face amount of the check, whichever is greater, if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL.  Borrower acknowledges this Note is secured by UCC FILING ON ALL BUSINESS ASSETS, INCLUDED BUT NOT LIMITED TO: ACCOUNTS, A/R, CASH FLOW, INVENTORY, FURNITURE, FIXTURES, EQUIPMENT, MACHINERY, COMPUTERS, REGISTERS, LEASEHOLD IMPROVEMENTS, AND ASSIGNMENT ON CD#XXXXXXXX WITH APPROXIMATE BALANCE OF $304,923.44.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its  successors and assigns.

GENERAL PROVISIONS.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing,  no party who signs this Note,  whether as maker,  guarantor, accommodation maker or endorser, shall be released from liability.  All such parties waive any right to require Lender to take action against any other party who signs this Note as provided in O.C.G.A.  Section 10-7-24 and agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

AMERICAN CONSUMERS INC DBA SHOP RITE

By:	/s/ Michael A. Richardson	(Seal)	By:	/s/ Paul R. Cook	(Seal)
	MICHAEL A. RICHARDSON, President of			PAUL R. COOK, Chief Financial Officer of
	AMERICAN CONSUMERS INC DBA SHOP RITE			AMERICAN CONSUMERS INC DBA SHOP RITE